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            Exhibit 99.1      Director Compensation Summary
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                    CAMBREX BOARD OF DIRECTORS' COMPENSATION
                                 RECOMMENDATION

   - Pay all retainers and fees in cash - Eliminate requirement to receive a minimum of 50% of fees in stock effective January 1, 2005.

   - Continue to require ownership guidelines equal to the annual Board retainer.

Effective July 2005:

   -  Increase annual retainer from $23,000 to $26,000, a 13% increase.

   -  Audit retainer - $5,000 (no change)

   -  Differentiate between in-person and telephonic meeting fees:

         -  Telephonic meeting fees (Board and committee) - $1,000

         -  Telephonic chair meeting fee - $1,500

         -  Increase the in-person meeting fee (Board and committee) - $1,500

         -  Increase the in -person chair meeting fee - $2,000

   -  Increase chairman and lead director fee to $2,000

Conclusion

Applying the proposed fees to 2004 attendance, total compensation increases from an average of $44,125 per director to $53,500 per director, representing a 21% increase in total compensation.

Management believes that this fee structure:

   -  Increases compensation to more competitive levels,

   - Appropriately compensates directors for the additional time and effort required to attend in-person meetings, and

   - Recognizes committee service due to additional regulatory and technical requirements of directors.